                                                                   EXHIBIT 10.99

                                                                         Annex B

                           PERFORMANCE UNIT AGREEMENT

__________________, Amgen Inc. Grantee:

                  On this __ day of _______________ (the "Grant Date"), Amgen Inc., a Delaware corporation (the "Company"), pursuant to its Performance Award Program (the "Program") which implements the Amended and Restated 1991 Equity Incentive Plan (the "Plan"), has granted to you, the grantee named above, _____________ performance units (the "Units") on the terms and conditions set forth in this Performance Unit Agreement (this "Agreement"), the Plan, the Program and the Resolutions (as defined below). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Program.

                  I. Performance Cycle. The Performance Cycle shall begin on January 1, 200__ and end on December 31, 200__.

                  II. Value of Units. The value of each Unit is equal to the closing price of a share of Common Stock on the Grant Date.

                  III. Performance Goals. Up to 225% of the Units shall be earned, depending on the extent to which the Company achieves objectively determinable performance goals established by the Compensation and Management Development Committee (the "Committee") pursuant to those certain Resolutions of the Compensation and Management Development Committee of the Board of Directors of Amgen Inc., adopted on March 8, 2004, regarding the Performance Award Program (the "Resolutions"). The Units earned shall be calculated in accordance with the Resolutions and the Program.

                  IV. Form and Timing of Payment. Subject to Section X and except as set forth in the Program, any Units earned pursuant to Section III above shall be paid as soon as practicable following the Determination Date in shares of Common Stock based on a 30-day average trading price of the Common Stock ending seven trading days immediately preceding the Determination Date; provided, however, that no shares of Common Stock shall be issued hereunder unless the Board determines prior to such issuance that the consideration received by the Company in exchange for the issuance of Common Stock has a value not less than the par value thereof.

                  V. Issuance of Certificates; Tax Withholding. You shall satisfy any federal, state and local tax withholding obligation relating to the payment of the Units earned by hereby authorizing the Company to withhold from the shares of the Common Stock otherwise issuable to you as a result of the vesting or the payment of the Units earned a number of shares having a fair market value less than or equal to the amount of the Company's required minimum statutory withholding. Any shares of Common Stock withheld by the Company hereunder shall not be deemed to have been issued by the Company for any purpose under the Plan. In addition, you shall take any further actions and execute any additional documents as may be necessary to effectuate the provisions of this Section V. Notwithstanding
Section IV above, no certificates representing the shares of Common Stock shall be delivered to you unless and until you have paid to the Company the full amount of all federal, state and local tax withholding or other employment taxes applicable to you resulting from the payment of the Units earned.

                  VI. Nontransferability. No benefit payable under, or interest in, this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any such attempted action shall be void and no such benefit or interest shall be, in any manner, liable for, or subject to, your or your beneficiary's debts, contracts, liabilities or torts; provided, however, nothing in this Section VI shall prevent transfer (i) by will, (ii) by applicable laws of descent and distribution or (iii) to an Alternate Payee to the extent that a QDRO so provides, as further described in the Program.

                  VII. No Contract for Employment. This Agreement is not an employment or service contract and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company, or of the Company to continue your employment or service with the Company.

                  VIII. Notices. Any notices provided for in this Agreement or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at such address as is currently maintained in the Company's records or at such other address as you hereafter designate by written notice to the Company.

                  IX. Resolutions, Plan and Program. This Agreement is subject to all the provisions of the Resolutions, the Plan and the Program and their provisions are hereby made a part of this Agreement, including without limitation the provisions of Sections 7 and 10(d) of the Plan (relating to stock bonuses) and Section 11 of the Plan (relating to adjustments upon changes in the Common Stock), and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement and those of the Resolutions, the Plan and the Program, the provisions of the Plan shall control. Notwithstanding any provision of this Agreement or the Program to the contrary, any earned Units paid in cash rather than shares of Common Stock shall not be deemed to have been issued by the Company for any purpose under the Plan.

                  X. Provisions Applicable to Participants in Foreign Jurisdictions. Notwithstanding any provision of this Agreement or the Program to the contrary, if you are employed by the Company or its Affiliates outside the United States or are subject to the laws of any foreign jurisdiction, your award of Units shall be subject to the following additional terms and conditions:

                  (a) the terms and conditions of your award of Units are deemed modified to the extent necessary to comply with applicable foreign laws;

                  (b) if applicable, the effectiveness of your award of Units is conditioned upon approval or compliance with any necessary local governmental regulatory exemption or approvals;

                  (c) to the extent necessary to comply with applicable foreign laws, the payment of any earned Units shall be made in cash or Common Stock, at the Company's election; and

                  (d) the Committee may take any other action, before or after an award of Units is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals.

Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no award of Units shall be granted, that would violate the Exchange Act, the Code, any securities law or governing statute or any other applicable law.

                  XI. Governing Law. This Agreement shall be construed and interpreted, and the rights of the parties shall be determined, in accordance with the laws of the State of Delaware, without regard to conflicts of law provisions thereof.

                                                   Very truly yours,
                                                   AMGEN INC.

                                                   By:__________________________
                                                   Name:
                                                   Title:

Accepted and Agreed,
this ___ day of ___________, 2004.

By:________________________
Name: